UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2024
VINEBROOK HOMES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-56274	83-1268857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 Crescent Court, Suite 700
Dallas, Texas, 75201
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 276-6300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☒ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Seventh Amendment to KeyBank Credit Agreement

On August 14, 2024, VineBrook Homes Trust, Inc. (the “Company”), as guarantor, and VineBrook Homes Operating Partnership, L.P. and certain of its subsidiaries, as borrowers, entered into a Seventh Amendment to Credit Agreement (the “Seventh Amendment”) with KeyBank National Association, as administrative agent, and the lenders party thereto, which amended that certain Amended and Restated Revolving Credit Agreement, dated as of November 3, 2021, as subsequently amended (together with the Seventh Amendment, as amended, the “A&R Credit Agreement”). As of August 14, 2024, the A&R Credit Agreement had an outstanding principal balance of approximately $747.8 million.
The Seventh Amendment, among other things, provided for: (1) no obligations to provide letters of credit or for further lending through swing line loans under the A&R Credit Agreement; (2) a reduction in the maximum commitment of the A&R Credit Agreement to approximately $747.8 million, which reflects the outstanding principal balance as of the date of the Seventh Amendment, which alleviates unused facility fees; (3) modifications and additions of certain covenants, including adjusting the minimum fixed charge coverage ratio to not less than 1.40 to 1.0, effective as of January 1, 2024; (4) in connection with sales of assets to unaffiliated third parties, the prepayment of the commitment amount with 100% of such proceeds until the commitment under the A&R Credit Agreement is reduced to $475 million and with 75% of such proceeds thereafter; provided that certain additional amounts may be required to be prepaid if the outstanding principal balance would exceed the value of the assets in the borrowing base following such sale; (5) in connection with an expected refinancing, a $282 million prepayment of the commitment amount from the proceeds of such refinancing; provided that certain additional amounts may be required to be prepaid if certain financial ratios would not be lower than they were prior to the refinancing or if the outstanding principal balance would exceed the value of the assets in the borrowing base following such refinancing; (6) in connection with any sale to any person other than an unaffiliated third-party, finance, refinance or other recapitalization of any assets, the prepayment of the commitment amount with 100% of such proceeds; provided that certain additional amounts may be required to be prepaid if the outstanding principal balance would exceed the value of the assets in the borrowing base following such sale, finance, refinance or other recapitalization; and (7) the reduction of the outstanding principal balance to $475 million by October 31, 2024. All repayments under the A&R Credit Agreement will permanently reduce the commitment amount under the A&R Credit Agreement and may not be reborrowed.
The A&R Credit Agreement has a maturity date of November 3, 2024, with two six-month extension options subject to meeting certain criteria, payment of an extension fee and increases in the interest rate spread, and bears interest at a variable rate equal to the term Secured Overnight Financing Rate (“SOFR”) plus 0.1%, or daily SOFR plus 0.1%, plus a margin of 2.50% or an alternative base rate plus an applicable margin of 1.50%.
This description of the material terms of the Seventh Amendment does not purport to be complete and is qualified in its entirety by reference to the Seventh Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Seventh Amendment is incorporated by reference in this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
10.1
Seventh Amendment to Credit Agreement, dated August 14, 2024, by and among VineBrook Homes Operating Partnership, L.P. and certain of its subsidiaries, as borrowers, KeyBank National Association, as administrative agent, and the lenders party thereto, joined by VineBrook Homes Trust, Inc., as guarantor.

10.4	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 20, 2024	VINEBROOK HOMES TRUST, INC.

By: /s/ Brian Mitts
Name: Brian Mitts
Title: President, Chief Executive Officer, Chief Financial Officer, Assistant Secretary and Treasurer